                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )


    Filed by the Registrant /X/
    Filed by a Party other than the Registrant / /

    Check the appropriate box:
    / /  Preliminary Proxy Statement
    / / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
    /X/  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / /  Soliciting Material Pursuant to Section240.14a-11(c) or
         Section240.14a-12



                                 TOTAL CONTROL PRODUCTS, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  No fee required.
/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
     and 0-11.
     (1) Title of each class of securities to which transaction applies:
         -----------------------------------------------------------------------
     (2) Aggregate number of securities to which transaction applies:
         -----------------------------------------------------------------------
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
         -----------------------------------------------------------------------
     (4) Proposed maximum aggregate value of transaction:
         -----------------------------------------------------------------------
     (5) Total fee paid:
         -----------------------------------------------------------------------
/ /  Fee paid previously with preliminary materials.
/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
     (1) Amount Previously Paid:
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
                          TOTAL CONTROL PRODUCTS, INC.
                            2001 NORTH JANICE AVENUE
                          MELROSE PARK, ILLINOIS 60160

     [LOGO]
                                 (708) 345-5500
                            ------------------------

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                         TO BE HELD ON AUGUST 27, 1998

                            ------------------------

To the Shareholders of

TOTAL CONTROL PRODUCTS, INC.

    The Annual Meeting of Shareholders of Total Control Products, Inc., an Illinois corporation, will be held on August 27, 1998, at 10:00 a.m., at the Marriott--O'Hare, 8535 West Higgins Rd., Chicago, Illinois 60631, for the following purposes:

    1. Considering and acting upon a proposal to amend Article Fifth of the Company's Amended and Restated Articles of Incorporation to provide that the number of directors of the Company shall not be less than three nor more than eleven directors;

    2. Electing two persons to the Board of Directors of the Company to serve until the annual meeting of the Company in 2001 and until their respective successors have been elected and qualified and, if the charter amendment described in paragraph 1 is adopted, electing one additional person to the Board of Directors of the Company to serve until the annual meeting of the Company in 1999 and until his respective successor has been elected and qualified;

    3. Considering and acting upon a proposal to amend the Company's 1996 Employees' Stock Option Plan in order to increase the number of reserved shares of Common Stock for option grants under such Plan from 550,000 to 1,100,000;


    4. Considering and acting upon a proposal to approve, pursuant to Nasdaq Rule 4460(i), an amendment to the asset purchase agreement in which the Company acquired substantially all of the assets of KP One, Inc. (f/k/a Computer Dynamics, Inc. ("CDI")), a South Carolina corporation, to allow the Company to issue in excess of 347,961 shares of Common Stock as contingent consideration thereunder;


    5. Ratifying the appointment of Arthur Andersen LLP as auditors of the Company for fiscal 1999; and

    6. Transacting such other business as may properly come before the meeting or any adjournments thereof.

Only shareholders of record at the close of business on June 29, 1998 are entitled to notice of and to vote at the Annual Meeting.

                                          By Order of the Board of Directors,

                                          [/S/ PETER A. NICHOLSON]

                                          Peter A. Nicholson
                                          SENIOR VICE PRESIDENT, CHIEF FINANCIAL
                                          OFFICER,
                                          TREASURER AND SECRETARY

IT IS IMPORTANT THAT PROXIES BE RETURNED PROMPTLY. THEREFORE, WHETHER OR NOT YOU PLAN TO BE PRESENT IN PERSON AT THE ANNUAL MEETING, PLEASE COMPLETE, SIGN AND DATE THE ENCLOSED PROXY AND RETURN IT IN THE SELF-ADDRESSED, POSTAGE-PAID ENVELOPE. ANY PROXY GIVEN MAY BE REVOKED BY YOU IN WRITING, OR IN PERSON, AT ANY TIME PRIOR TO THE EXERCISE THEREOF.

                          TOTAL CONTROL PRODUCTS, INC.
                            2001 NORTH JANICE AVENUE
                          MELROSE PARK, ILLINOIS 60160
                                 (708) 345-5500
       1998 ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON AUGUST 27, 1998

                            ------------------------

                                PROXY STATEMENT

                             ---------------------

GENERAL

    This Proxy Statement is being furnished to shareholders of Total Control Products, Inc. (the "Company") in connection with the solicitation by the Board of Directors of the Company of proxies in the form enclosed herewith for the Company's annual meeting of shareholders (the "Meeting") to be held on August 27, 1998 at the Marriott--O'Hare, 8535 West Higgins Rd., Chicago, Illinois 60631, at 10:00 a.m. local time, for the purposes set forth in the accompanying Notice of Meeting. This Proxy Statement and the form of proxy included herewith are being mailed to shareholders on or about July 15, 1998.

    Shareholders of record at the close of business on June 29, 1998 are entitled to notice of and to vote at the Meeting. On such date there were outstanding 8,049,780 shares of the Company's common stock, no par value per share (the "Common Stock"). The presence, in person or by proxy, of the holders of a majority of the shares of Common Stock outstanding and entitled to vote at the Meeting is necessary to constitute a quorum. In deciding all questions, each holder of Common Stock shall be entitled to one vote, in person or by proxy, for each share held on the record date. Abstentions will have the same effect as negative votes. If a broker indicates on the proxy that it does not have discretionary authority as to certain shares to vote on a particular matter ("broker nonvotes"), those shares will not be considered present and entitled to vote with respect to that matter. On the proposal to amend the Company's Amended and Restated Articles of Incorporation, such broker nonvotes will have the same effect as negative votes.

    The information contained in this Proxy Statement relating to the occupations and security holdings of directors and officers of the Company and their transactions with the Company is based upon information received from each individual as of June 1, 1998.

VOTING RIGHTS AND SOLICITATION OF PROXIES

    All expenses incurred in the solicitation of proxies will be borne by the Company. D. F. King & Co., Inc. will assist in the solicitation of proxies for the Company for a fee of approximately $5,000, plus reimbursement of reasonable out-of-pocket expenses. Arrangements may also be made with brokerage houses and other custodians, nominees and fiduciaries for the forwarding of solicitation materials to the beneficial owners of shares of the Common Stock held of record by such persons, and the Company may reimburse such persons for reasonable out-of-pocket expenses incurred by them in connection therewith. Solicitation by officers and employees of the Company may be made of some shareholders in person or by mail or telephone.

    Votes cast by proxy or in person at the Meeting will be tabulated by the election inspector appointed for the Meeting who will determine whether or not a quorum is present.

    Each properly executed proxy received will be voted as directed. If no direction is indicated, the proxy will be voted FOR the amendment to the Company's Amended and Restated Certificate of Incorporation to provide for a board of directors consisting of not less than three nor more than eleven directors; FOR the election of the director nominees named below; FOR the amendment to the Company's 1996 Stock Option Plan to increase the number of reserved shares of Common Stock for issuance upon the exercise of option grants under such Plan from 550,000 to 1,100,000 shares; FOR approval of an amendment to the asset purchase agreement in which the Company acquired substantially all of the assets of KP One, Inc., a South Carolina corporation (formerly known as "Computer Dynamics, Inc.") to allow the Company to issue in excess of 347,961 shares of Common Stock as contingent consideration thereunder; and FOR the ratification of the appointment of Arthur Andersen LLP as the independent auditor of the Company. Any proxy may be revoked at any time prior to the voting thereof by notifying the Company, there being no formal procedure required.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT


    The following table sets forth certain information regarding beneficial ownership of Common Stock as of June 1, 1998 by (i) each executive officer of the Company, (ii) each director of the Company, (iii) all executive officers and directors as a group and (iv) holders of 5% or more of the Company's Common Stock. Other than as set forth below, there are no persons known by the Company to own beneficially more than 5.0% of the outstanding Common Stock.



                                                                           SHARES BENEFICIALLY
                                                                                 OWNED AT
                                                                               JUNE 1, 1998
                                                                        --------------------------
EXECUTIVE OFFICERS AND DIRECTORS(1)                                       NUMBER(2)       PERCENT
----------------------------------------------------------------------  -------------     --------
Nicholas T. Gihl......................................................        664,366(3)    8.2%
Peter A. Nicholson....................................................         22,299(4)    *
Kevin O'Connor........................................................        101,260       1.3
Neil R. Taylor........................................................        577,085(5)    6.7
Frank Wood............................................................         54,466(6)    *
Julius J. Sparacino...................................................      1,716,721(7)   21.3
A.B. Siemer...........................................................      1,146,652(10)  14.2
Kurt Priester.........................................................      1,032,039(8)   12.7
Kevin Roach...........................................................            411       *
James Potach..........................................................          5,666(9)    *
Edward R. Hurd........................................................         12,000(10)   *
Donald J. Kramer......................................................         12,000(10)   *
All executive officers and directors as a group (12 persons)..........      5,344,965(11)  60.3

Other 5% Holders
The Capital Group Companies(13).......................................        525,000       6.5
Digital Electronics Corporation(12)...................................        398,001       5.0


------------------------

*   Less than one percent.

(1) Unless otherwise indicated, the address of each person listed in the table is c/o Total Control Products, Inc., 2001 North Janice Avenue, Melrose Park, Illinois 60160.

(2) Unless otherwise indicated in the footnotes to this table, the Company believes the individuals named in this table have sole voting and investment power with respect to all shares of Common Stock reflected in this table.

(3) Includes 575,700 shares held directly by Mr. Gihl, 72,000 shares held directly by Mr. Gihl's spouse, and 16,666 shares issuable upon the exercise of stock options, all of which are currently exercisable.

(4) Includes 21,666 shares issuable upon the exercise of options, all of which are currently exercisable.

(5) Represents 513,966 shares issuable upon the conversion of Mr. Taylor's Class C Exchangeable Shares of Taylor Industrial Software, Inc., a majority-owned subsidiary of the Company ("Taylor"), which shares are convertible on a one-for-one basis into shares of Common Stock of the Company, 61,368 shares issuable upon the conversion of Taylor Exchangeable Shares owned by Mr. Taylor's spouse and

    1,666 shares issuable upon the exercise of options, all of which are currently exercisable. Also includes 85 shares of Common Stock owned by Mr. Taylor's son. Mr. Taylor disclaims beneficial ownership of the shares issuable upon the conversion of Taylor Exchangeable Shares owned by his spouse.

(6) Represents 54,466 shares issuable upon the exercise of options, all of which are currently exercisable.

(7) Does not include shares owned by Mr. Sparacino's children, all of whom are adults who do not reside with Mr. Sparacino. Mr. Sparacino disclaims beneficial ownership of all such shares.

(8) Includes 233,010 shares owned by Mr. Priester's wife. Mr. Priester is the President of the Company's wholly-owned subsidiary, Computer Dynamics, Inc. Includes a warrant to purchase 100,000 shares of Common Stock of the Company, exercisable immediately.

(9) Includes 5,666 shares issuable upon the exercise of options, all of which are currently exercisable.

(10) Includes 12,000 shares issuable upon the exercise of options, all of which are currently exercisable.

(11) Includes the shares identified in Notes (3) through (10) above.

(12) Includes 18,000 shares owned by Mr. Keizo Wada, the President of Digital Electronics Corporation. Digital Electronic's address is 8-2-52 Nanko-Higashi, Suminoe-ku, Osaka, 559, Japan.

(13) The address of the Capital Group Companies' is 333 South Hope Street, 52nd Floor, Los Angeles, CA 90071.

                                 PROPOSAL NO. 1
          AMENDMENT TO AMENDED AND RESTATED ARTICLES OF INCORPORATION

GENERAL

    On May 8, 1998, subject to shareholder approval, the Board of Directors adopted the following amendment to the Amended and Restated Articles of Incorporation of the Company (the "Amendment"):

    "RESOLVED, that the second sentence of Article FIFTH of the Company's Amended and Restated Articles of Incorporation is hereby deleted in its entirety and replaced by the following:


       'The number of directors of the Corporation shall not be less than three nor more than eleven. The board of directors of the Corporation shall from time to time set the number of members to serve on the board of directors'."


Currently, Article Fifth of the Amended and Restated Articles of Incorporation provides for a Board of Directors consisting of six members. A copy of Article Fifth of the Company's Amended and Restated Articles of Incorporation, as proposed to be amended, is attached as Exhibit A to this Proxy Statement.

    Subject to shareholder approval of the Amendment, on May 8, 1998 the Board of Directors voted to increase the size of the Board of Directors to seven directors. The new directorship will be a Class II director, serving for a one year term until the 1999 annual meeting of shareholders of the Company. Thereafter, this new Class II directorship will continue for consecutive three year terms in accordance with the Amended and Restated Articles of Incorporation and Bylaws of the Company.

    The Amendment, if approved by the shareholders, would become effective upon the filing of Articles of Amendment to the Company's Amended and Restated Articles of Incorporation with the Secretary of State of Illinois, which is expected to be made shortly following the adoption of the Amendment by the shareholders at the Meeting. If the Amendment is approved by the shareholders, the Bylaws and the Amended and Restated Articles of Incorporation will be amended to carry out the purposes of the Amendment and to eliminate provisions in the Bylaws and the Amended and Restated Articles of Incorporation that are inconsistent with the purposes of the Amendment. Approval of the Amendment by the shareholders will constitute their approval and adoption of such changes to the Bylaws and the Amended and Restated Articles of Incorporation.

THE BOARD BELIEVES THAT ADOPTION OF THIS AMENDMENT IS IN THE BEST INTEREST OF THE SHAREHOLDERS OF THE COMPANY AND RECOMMENDS THAT THE SHAREHOLDERS VOTE FOR APPROVAL OF THE AMENDMENT.

PURPOSES AND EFFECTS OF THE AMENDMENT.

    The Amendment is designed to provide the Board of Directors with more flexibility in order to add or eliminate directorships in accordance with the changing needs of the Company. The Company's Amended and Restated Articles of Incorporation presently establishes the number of directors of the Company at six directors. As amended by the Amendment, the number of members of the Board of Directors shall be fixed by a vote of the Board of Directors, with such number not to be less than three nor more than eleven. The Board of Directors believes that the flexibility provided by the Amendment may allow the Company to attract and retain valuable new members of the Board of Directors who may provide their expertise and business judgement skills to the Company in the future.

VOTE REQUIRED.

    The affirmative vote of the holders of record of at least two-thirds of the outstanding shares of the Common Stock entitled to vote at the Meeting is necessary to approve and adopt the Amendment. Where shareholders have appropriately specified how their proxies are to be voted, they will be voted accordingly. Abstentions and broker non-votes will have the same effect as votes against approval of the Amendment.

                                 PROPOSAL NO. 2
                             ELECTION OF DIRECTORS

    The Company's Amended and Restated Articles of Incorporation and Bylaws provide that the members of the Board of Directors shall be classified into three classes, each with, as near as possible, one-third of the members of the Board of Directors. Subject to shareholder approval of the Amendment, the Board of Directors has voted to increase the size of the Board of Directors to seven members, with such new director to be a Class II director.

    If Proposal No. 1 is not adopted, the election of directors shall be limited to the Class I directorships as described below.


    Two directors are to be elected by a plurality of the shareholder votes cast at the Meeting, to serve until the Company's annual meeting of shareholders in the year 2001 and until their successors are elected and qualified. The Class I directors, A. B. Siemer and Neil R. Taylor, are the Company's current nominees for director. In addition, in the event Proposal No. 1 is approved by the shareholders, Tadashi Shimizu will be a nominee for the additional Class II directorship to serve until the Company's annual meeting of shareholders in the year 1999. The remaining Class II directors, Donald J. Kramer and Julius J. Sparacino, are scheduled to serve as directors until the Company's annual meeting of shareholders in the year 1999. The Class III directors, Nicholas T. Gihl and Edward T. Hurd, are scheduled to serve as directors until the annual meeting of shareholders in the year 2000.


    Information about the nominees for director and other directors whose term of office will continue after the Meeting is set forth in the following paragraphs.

NOMINEES FOR TERMS EXPIRING AT THE 1998 ANNUAL MEETING
A.B. SIEMER                                                  Director since 1993

Mr. Siemer has served as a director of the Company since December 1993. Mr. Siemer has been the President of Desco Corporation, an industrial and manufacturing holding company, for over thirty years.

NEIL R. TAYLOR                                               Director since 1996

Mr. Taylor has served as Senior Vice President of Software Development and a director of the Company since the consummation of the Company's acquisition of Taylor in September 1996. Mr. Taylor founded Taylor, a developer and marketer of industrial automation software products, in 1979. Mr. Taylor served as the Chairman of the Board of Taylor from inception to September 1996, and President of Taylor from inception to September 1991. Mr. Taylor is resigning as an executive officer of the Company effective July 1, 1998, but will continue as an employee and serve as a consultant on corporate matters as well as a director.


NOMINEE FOR TERM EXPIRING AT THE 1999 ANNUAL MEETING
TADASHI SHIMIZU


Mr. Tadashi Shimizu co-founded Digital Electronics Corporation in 1972 and has served as Vice President of the company since June 1996. He is one of the four people who started the company in 1972 and developed what is commonly known today as the Graphical Display Panel. Mr. Shimizu has served, since June 1995, as a representative director at Digital Electronics Corporation and he also assumed the position of Official Observer to Board Meetings of the Company since May 1997.


DIRECTORS WHOSE TERMS EXPIRE IN 1999
JULIUS J. SPARACINO                                          Director since 1982


Mr. Sparacino co-founded the Company in 1982 and has served as a director since that time. Mr. Sparacino served as the Chairman of the Board of the Company from 1982 to December 1996. From 1982 to April 1994, Mr. Sparacino served as President of the Company.

DONALD J. KRAMER                                             Director since 1997

Mr. Kramer became a director of the Company in March 1997. From January 1990 to March 1996, Mr. Kramer was a Special Limited Partner of TA Associates, a venture capital investing firm, and was a general partner of TA Associates for the five years preceding January 1990. Since March 1996, Mr. Kramer has been a private investor. Mr. Kramer is also a director of Robotic Vision Systems, Inc., a designer, manufacturer and installer of machine vision-based products, and Micro Component Technology, Inc., a supplier of semi-conductor handling equipment.


DIRECTORS WHOSE TERMS EXPIRE IN 2000
NICHOLAS T. GIHL                                             Director since 1982


Mr. Gihl co-founded the Company in 1982, along with Mr. Sparacino, and has served as President of the Company since April 1994. From the Company's founding in 1982 to March 1994, Mr. Gihl served as Executive Vice President of the Company. Mr. Gihl has served as a director of the Company since the Company's founding. Mr. Gihl became Chairman in December 1996. Prior to co-founding the Company, from October 1979 to November 1982, Mr. Gihl served in several design engineering and electronic development positions and as a Design Supervisor at Mark Controls, a manufacturer of energy management systems. Mr. Gihl is married to the daughter of Mr. Sparacino.

EDWARD T. HURD                                               Director since 1997

Mr. Hurd became a director of the Company in March 1997. From 1990 to February 1995, Mr. Hurd was President of Industrial Control, a division of Honeywell Inc., a worldwide supplier of automation and control products, systems and services, and served as Executive Vice President of Honeywell Inc. from February 1995 to April 1996. Mr. Hurd has been an independent consultant since April 1996. Mr. Hurd is also the Chairman of the Board of Moore Products Co., a manufacturer of industrial products for the process control industry.

                          BOARD AND COMMITTEE MEETINGS

    The Board of Directors has established an Audit Committee, a Compensation Committee and an Executive Committee.

    The Board of Directors of the Company held nine meetings during the fiscal year ended March 31, 1998, and each director attended at least 75% of all meetings of the Board of Directors and applicable Committee meetings.

    The functions of the Audit Committee are to recommend annually to the Board of Directors the appointment of the independent public accountants of the Company, to discuss and review the scope and the fees of the prospective annual audit and to review the results thereof with the Company's independent public accountants, to review and approve non-audit services of the independent public accountants, to review compliance with existing major accounting and financial policies of the Company, to review the adequacy of the financial organization of the Company and to review management's procedures and policies relative to the adequacy of the Company's internal accounting controls. Messrs. Kramer and Siemer serve on the Audit Committee. During the fiscal year ended March 31, 1998, the Audit Committee met three times for the purposes of (i) reviewing the arrangements and scope of the Company's annual audit; (ii) discussing matters of concern to the Committee with regard to the Company's financial statements or other results of the audit; and (iii) reviewing the Company's internal accounting procedures and controls and the activities and recommendations of the Company's independent public accountants.

    The functions of the Compensation Committee are to review and approve annual salaries and bonuses for all executive officers, to review, approve and recommend to the Board of Directors the terms and conditions of all employee benefit plans or changes thereto and to administer the Company's various stock plans. Messrs. Hurd and Kramer serve on the Compensation Committee. The Compensation Committee met four times during the fiscal year ended March 31, 1998.

    The Executive Committee is empowered to act with all authority granted to the Board of Directors between board meetings, except with respect to those matters required by Illinois law or by the Company's Bylaws to be subject to the power and authority of the Board of Directors as a whole. Messrs. Gihl, Siemer and Sparacino are the current members of the Executive Committee. During the fiscal year ended March 31, 1998, the Executive Committee did not meet.

EMPLOYMENT AGREEMENTS


    The Company entered into written employment agreements with Mr. Gihl on December 19, 1996, with Mr. Nicholson effective June 1, 1996, with Mr. Taylor as of September 19, 1996 , with Mr. Wood effective February 9, 1996, with Mr. Priester effective October 5, 1997 and with Mr. Roach effective January 1, 1998. The employment agreement for Mr. Wood provides for an initial term of one year, while the initial term under Mr. Gihl's employment agreement is approximately 54 weeks, the initial employment term for both Mr. Taylor and Mr. Priester is three years, the initial term for Mr. Roach is four years and Mr. Nicholson's initial employment term under his employment agreement is nineteen months. After the expiration of the initial term, the employment agreements automatically renew for successive one year periods unless either party delivers written notice of its desire to terminate the agreement at least 90 days prior to the expiration of the term. The base salaries for Messrs. Gihl, Nicholson, Taylor, Priester and Wood under their respective employment agreements is $200,000, $125,000, $125,000, $125,000, and $125,000, respectively. The base salary for Mr. Roach under his employment agreement is $90,000 for calendar year 1998, $100,000 for calendar year 1999, $110,000 for calendar year 2000 and $125,000 for calendar year 2001.


    Each of the employment agreements contains a noncompetition covenant whereby the employee agrees that for a period lasting from the date of the agreement to one year after the termination of his employment with the Company (Mr. Taylor's extends for two years from the date of termination), he will not engage in any business that competes with the Company anywhere in the United States (and Canada in the case of Mr. Taylor). In addition, each employee has agreed to be bound by the terms of a confidentiality provision requiring the employee to hold the Company's confidential information in the strictest confidence for the longest period permitted by law. Under the terms of these agreements, the employee's employment with the Company may be terminated prior to the expiration of the term for "cause," as defined in the agreements. In the event of termination for cause or if the employee voluntarily terminates his employment, the Company's obligations under the agreement cease and the employee forfeits all his rights to receive any compensation or benefits, except for salary and benefits for services already performed as of the date of termination. In addition, if the Company terminates an employee's employment under certain circumstances the Company must pay the employee designated severance amounts. In particular, in the event the Company terminates Mr. Gihl's employment for any reason other than death, disability or cause, including the decision not to renew the term of his employment agreement, Mr. Gihl will be entitled to receive in one lump sum payment an amount equal to two years compensation, based upon his highest monthly salary during the twelve months immediately preceding the termination, plus two times the bonus paid Mr. Gihl for the most recent fiscal year. In addition, all of Mr. Gihl's unvested stock options shall vest and become immediately exerciseable and the Company shall continue his medical insurance benefits for a period of two years. Under the terms of Mr. Taylor's employment agreement, if Mr. Taylor's employment is terminated by the Company for any reason other than death, disability or cause, Mr. Taylor shall be entitled to receive his salary for the longer of the remainder of the employment term, or twelve months from the date of termination. In the event the Company terminates Mr. Wood's employment for any reason other than death, disability or cause, including the decision not to renew the term of his employment agreement, the Company shall pay Mr. Wood his base salary for a period of one year following such termination and will continue his medical insurance benefits during such period to the extent Mr. Wood is not entitled to receive similar benefits from a subsequent employer. If the Company terminates Mr. Nicholson's employment for any reason other than cause, death, disability or within one year after certain circumstances defined as a "change of control," but including upon the decision of the Company not to renew the term of Mr. Nicholson's employment, the Company shall pay Mr. Nicholson in one lump sum an amount equal to six times the greater of his monthly salary as of the date of termination or his highest monthly salary during the prior twelve month period and continue Mr. Nicholson's medical insurance benefits during such six month period to the extent Mr. Nicholson is not entitled to receive similar benefits from a subsequent employer. Finally, if the Company terminates Mr. Priester's or Mr. Roach's employment pursuant to the terms of his respective employment agreement for any reason other than death, disability or cause, then the Company will pay such officer all unpaid salary through the remainder of his employment term in accordance with the Company's practices for salaried employees. In addition to the payment of the amounts set forth above, if the Company terminates Mr. Nicholson's employment within one year after a change of control (other than for cause) or Mr. Nicholson terminates his employment for good reason (as defined in such agreement), the Company is obligated to pay Mr. Nicholson in one lump sum an additional amount equal to $25,000. In the case of Messrs. Gihl and Nicholson, the employee may also become entitled to severance under other designated circumstances involving his decision to terminate his employment with the Company. Effective June 1, 1998, Mr. Nicholson's employment agreement was amended, subject to Compensation Committee approval, whereby if Mr. Nicholson terminates his employment for good reason or the Company terminates Mr. Nicholson's employment within one year after a change of control, the Company shall pay Mr. Nicholson in one lump sum an amount equal to the sum of twelve times the greater of his monthly salary as of the date of termination or his highest monthly salary during the prior twelve months, plus $50,000. In the event Mr. Nicholson's employment is terminated without cause, the Company shall pay Mr. Nicholson in one lump sum an amount equal to the sum of twelve times the greater of his monthly salary as of the date of termination or his highest monthly salary during the prior twelve months.

    Under the terms of these agreements, the employees are entitled to bonus amounts based upon the Company meeting certain financial targets. Mr. Gihl's agreement provides for a minimum bonus of $5,000 per quarter and Mr. Wood's agreement provides for a minimum bonus of $4,000 per quarter. Mr. Priester is entitled to a bonus of $75,000 if CDI achieves certain financial targets.

STOCK COMPENSATION PLANS

    1996 STOCK OPTION PLAN. In December of 1996 the Company adopted the 1996 Stock Option Plan (the "1996 Plan"), under which the Compensation Committee may grant options to purchase up to 550,000 shares of Common Stock to management, employees and advisors of the Company. The 1996 Plan provides for the grant of incentive stock options ("Incentive Options") within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), and non-statutory stock options that do not qualify as incentive stock options under Section 422 of the Code ("Non-Statutory Options"). As of June 1, 1998, there were options to purchase 502,763 shares of Common Stock outstanding under the 1996 Plan at a weighted average price per share of $9.71, of which 85,970 were exercisable as of June 1, 1998.

    1996 NON-EMPLOYEE DIRECTORS' STOCK OPTION PLAN. In December of 1996 the Company adopted the 1996 Non-Employee Directors' Stock Option Plan (the "Directors' Plan"), under which 120,000 shares of Common Stock have been authorized for issuance. All non-employee directors will receive an option to purchase 12,000 shares of Common Stock under the Directors' Plan on the day after each annual meeting of the shareholders of the Company, provided that he or she then continues to serve as a member of the Board of Directors. All such grants are Non-Statutory Options. The options granted under the Directors' Plan are exercisable beginning six months from the date of grant. As of June 1, 1998, 36,000 options have been granted under the Directors' Plan at a weighted average price per share of $8.00, of which all were exercisable as of June 1, 1998.

    1996 DISCOUNT STOCK PURCHASE PLAN. The Company established the 1996 Discount Stock Purchase Plan (the "Purchase Plan") in December of 1996 and reserved 250,000 shares of Common Stock for issuance thereunder. Eligible employees become participants in the Purchase Plan by delivering to the Company, prior to the commencement of the purchase period, an agreement authorizing a payroll deduction of up to 10.0% of such employee's base compensation during the purchase period. The purchase price per share at which shares are sold in an offering under the Purchase Plan is the lesser of (i) 85.0% of the fair market value of a share of Common Stock on the first day of the purchase period, or
(ii) 85.0% of the fair market value of a share of Common Stock on the last day of that purchase period. Rights granted under the Purchase Plan are intended to qualify for favorable federal income tax treatment associated with rights granted under an employee stock purchase plan under the provisions of Section 423 of the Code. As of June 1, 1998, 34,829 shares have been issued by the Company under the Purchase Plan.

    1993 STOCK OPTION PLAN. In 1993, the Company adopted the 1993 Stock Option Plan, under which 375,000 shares of Common Stock have been reserved for issuance (the "1993 Stock Plan"). As of June 1, 1998, there were options to purchase 166,086 shares of Common Stock outstanding under the 1993 Stock Plan at a weighted average price per share of $3.87, of which 130,802 were exercisable as of June 1, 1998. The Company's Board of Directors has adopted a resolution that no future grants of options may be made under the 1993 Stock Plan.

COMPENSATION OF DIRECTORS

    Non-Employee directors are paid $1,500 for their attendance of each face-to-face board meeting and $250 for their attendance at any committee meeting of the board or telephonic board meeting, plus reimbursement for their out of pocket expenses incurred to attend each committee or board meeting, up to a total amount not to exceed $10,000 per director per year.

    In addition, non-employee directors participate in the Directors' Plan. The following table sets forth, as of March 31, 1998, the options granted under the Directors' Plan from April 1, 1997 to March 31, 1998.

                                                                  NUMBER OF SHARES
                                                                 UNDERLYING OPTIONS   EXERCISE PRICE
                             NAME                                      GRANTED           PER SHARE     DATE OF GRANT
---------------------------------------------------------------  -------------------  ---------------  -------------
Edward T. Hurd.................................................          12,000          $    8.00          6/1/97
Donald J. Kramer...............................................          12,000          $    8.00          6/1/97
A.B. Siemer....................................................          12,000          $    8.00          6/1/97

    There had been no exercises of options granted under the Directors' Plan as of June 1, 1998. For a more complete description of this plan see "Stock Compensation Plans."

                             EXECUTIVE COMPENSATION


    The following table sets forth a summary of all compensation paid by the Company for the past three fiscal years to the Company's Chief Executive Officer and the Company's four most highly compensated executive officers other than the CEO (the "Named Executive Officers").


                              ANNUAL COMPENSATION

                                                                                                          OTHER
NAME AND PRINCIPAL POSITION                                          YEAR       SALARY      BONUS    COMPENSATION(1)
-----------------------------------------------------------------  ---------  ----------  ---------  ----------------
Nicholas T. Gihl.................................................       1998  $  200,000  $  75,000     $   12,000
Chairman, President and Chief                                           1997     193,867     60,000         12,178
Executive Officer                                                       1996     130,000         --          8,229

Peter A. Nicholson...............................................       1998     125,000     35,000          6,625
Senior Vice President and Chief                                         1997      91,667    100,000            831
Financial Officer                                                       1996          --         --             --

Kevin O'Connor...................................................       1998     125,000     14,500         12,330
General Manager--                                                       1997     110,000     24,750         11,802
Control Division                                                        1996     101,250     32,375          4,461

Frank Wood.......................................................       1998     125,000     16,000          4,260
General Manager--                                                       1997     110,000     24,750          1,489
Operator Interface Division                                             1996      15,865         --             --

James Potach.....................................................       1998     120,417         --          8,955
Senior Vice President                                                   1997     100,000     23,536         10,124
of Sales                                                                1996     100,000     27,387          6,000

------------------------

(1) Other compensation consists of matching contributions under the Company's 401(k) plan and amounts paid for car allowance.

                       OPTION GRANTS IN LAST FISCAL YEAR
                               INDIVIDUAL GRANTS

    The following table provides certain specified information concerning the grant of options under the 1996 Plan during fiscal 1998 to the Named Executive Officers.

                                      NUMBER          % OF TOTAL
                                    SECURITIES      OPTIONS GRANTED
                                    UNDERLYING      TO EMPLOYEES IN                                      GRANT DATE
NAME                              OPTIONS GRANTED     FISCAL YEAR     EXERCISE PRICE     EXPIRATION         VALUE
--------------------------------  ---------------  -----------------  ---------------  --------------  ---------------
Nicholas T. Gihl                            --                0%                --               --              --

Peter A. Nicholson                       5,000                2%         $    8.00           5/8/07       $    8.00

Kevin O'Connor                           5,000                2%              8.00           5/8/07            8.00

Frank Wood                               5,000                2%              8.00           5/8/07            8.00

James Potach                            10,000                4%             10.00           2/2/08           10.00

                  OPTION EXERCISES AND FISCAL YEAR-END VALUES

    The following stock table provides certain specified information concerning fiscal year option exercises and unexercised options at March 31, 1998.

                                                                          NUMBER OF SECURITIES             VALUE OF UNEXERCISED
                                                                         UNDERLYING UNEXERCISED                IN-THE-MONEY
                                                                               OPTION AT                        OPTIONS AT
                                                                           MARCH 31, 1998(#)                MARCH 31, 1998($)
                          SHARES(#) ACQUIRED                        --------------------------------  ------------------------------
NAME                          ON EXERCISE       VALUE($) REALIZED     EXERCISABLE     UNEXERCISABLE    EXERCISABLE    UNEXERCISABLE
------------------------  -------------------  -------------------  ---------------  ---------------  --------------  --------------
Nicholas T. Gihl                      --                   --             16,666           33,334       $   41,665      $   83,335

Peter A. Nicholson                    --                   --             10,000           25,000           71,700         155,900

Frank Wood                            --                   --             52,800            5,000          448,800          12,500

Kevin O'Connor                        --                   --             99,594            5,000          963,074          12,500

James Potach                          --                   --              5,666           15,334           32,845          27,675

                        REPORT OF COMPENSATION COMMITTEE

    The Compensation Committee of the Board of Directors (the "Compensation Committee") reviews and approves compensation levels, including incentive compensation and employment agreements, for the executive officers of the Company, and acts as the administrative committee for the Company's stock compensation plans. Messrs. Hurd and Kramer currently constitute the Compensation Committee.

COMPENSATION PHILOSOPHY AND OBJECTIVES

    The Compensation Committee strives to ensure that executive compensation is competitive among companies in the Company's industry that are of comparable size and complexity. Further, the Compensation Committee believes that the Company's executive officers should be compensated consistent with the following philosophy and objectives: (1) to support the Company's overall business strategy and profitability goals; (2) to attract, retain and motivate superior talent in the Company's industry; and (3) to promote the Company's pay-for-performance philosophy.

    It is the intention of the Compensation Committee to utilize a pay-for-performance compensation strategy that is constructive towards the attainment of the Company's sales growth and profitability goals.

PROCEDURE FOR ESTABLISHING COMPENSATION

    Each fiscal year the Compensation Committee reviews and approves an annual compensation plan for the Company's executive officers. The plan is based on the recommendations of the Company's Chief Executive Officer. In addition, the Compensation Committee proposes to the Board of Directors an annual compensation plan for the Chief Executive Officer for approval.

    The Compensation Committee believes, on the basis of its review of industry data, that the base salaries of the Company's executive officers are comparable to those of executive officers of similar companies in the Company's industry. In determining appropriate compensation levels for the Company's executive officers and for the Chief Executive Officer, the compensation committee relied on compensation survey data, taking into account variables such as industry and nature of the business, size of the company, job comparability and geography.

EXECUTIVE OFFICER COMPENSATION

    The primary elements of the executive officers compensation program are base salary, annual bonus compensation, long-term incentive compensation and benefits.

    Base Salary. Base salaries are set within the range of salaries of executive officers with comparable qualifications, experience and responsibilities at other companies in the same or similar businesses and of comparable size and complexity. Actual salary adjustments for executives are determined on a case by case basis and vary based on factors including performance and job content with no one factor given any particular weighting.

    Annual Bonus Compensation. Bonus compensation available to executive officers is generally keyed to achievement of certain sales growth and profitability goals for their respective operating units.

    Long-term Incentive Compensation. The Compensation Committee believes that stock option grants provide a significant compensation opportunity for executive officers and thereby serve the dual objectives of promoting retention of executives and ensuring that the interests of the executives are aligned with those of the Company's stockholders. Stock options are granted at an option price equal to the fair market value of the Company's Common Stock on the date of the grant and are generally vested over a three-year period.

    Benefits. The Company's executive officers receive health and term life insurance benefits and participate in the Company's 401(k) plan on the same basis as other full-time employees. Additionally, certain executive officers are provided car allowances. The Company's 1996 Discount Stock Purchase Plan, which is generally available to all employees, including executive officers except for Messrs. Gihl, Taylor and Priester as they are greater than 5% shareholders of the Company, allows participants to purchase up to 10% of their base compensation during the purchase period at the lesser of 85% of the fair market value of the Common Stock on the first day or last day of that purchase period.

CHIEF EXECUTIVE OFFICER COMPENSATION

    The Compensation Committee determines compensation for the Chief Executive Officers on an annual basis. Mr. Gihl's base salary in fiscal year 1998 was $200,000. The Compensation Committee believes this base salary is consistent and competitive with salaries paid to Chief Executive Officers of companies similar in size to the Company within the Company's industry. Mr. Gihl was awarded a $75,000 bonus for fiscal year 1998 based on the sales growth and profitability achieved by the Company in fiscal year 1998.

COMPLIANCE WITH INTERNAL REVENUE CODE SECTIONS 162(M)

    Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"), generally disallows tax deductions to public companies for compensation over $1 million paid to a corporation's chief executive officer and the four other most highly compensated executive officers. Qualifying "performance-based" compensation will not be subject to the deduction limit if certain requirements are met. The Compensation Committee has discussed and considered and will continue to evaluate the potential impact Section 162(m) has on the Company in making compensation determinations, but has not established a set policy with respect to future compensation determinations.

CONCLUSION

    The Compensation Committee believes that the executive compensation plan discussed in this Proxy Statement is consistent with the overall corporate strategy for continued growth in earnings and stockholder value.

                                          The Compensation Committee
                                          Edward T. Hurd
                                          Donald J. Kramer

            SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

    Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's directors and officers, and persons who own more than 10% of a registered class of the Company's equity securities, to file with the Securities and Exchange Commission ("SEC") reports of ownership and changes in ownership of Common Stock and other equity securities of the Company. Officers, directors and greater-than-10% shareholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file.

    Based solely on review of the copies of such reports furnished to the Company or written representations that no other reports were required, the Company believes that, during the 1998 fiscal year, all filing requirements applicable to its officers, directors and greater-than-10% beneficial owners were complied with, except that Mr. Dennis Marrano, the former Senior Vice President of Operations, was late with a single Form 4 filing.

                                 PROPOSAL NO. 3
                    AMENDMENT TO THE 1996 STOCK OPTION PLAN

    The Board of Directors, subject to shareholder approval, approved an amendment to the Company's 1996 Plan to increase the number of shares that can be issued under the 1996 Plan and recommends the shareholders approve such amendment. Currently, an aggregate of 550,000 shares of Common Stock are authorized for issuance pursuant to the 1996 Plan. The proposed amendment would increase the number of shares authorized for issuance by an additional 550,000 shares (or an aggregate of 1,100,000 shares). For a fuller description of the 1996 Plan, see "Stock Compensation Plans."

REASONS FOR THE AMENDMENT

    The Board of Directors believes the 1996 Plan has been an effective tool in attracting and retaining new executive talent, and closely aligns the interests of new executives with the interests of the Company's shareholders. From its adoption through June 1, 1998, a total of 502,763 shares have been granted (net of forfeitures) under the 1996 Plan. The Board of Directors believes that an increase in the aggregate number of authorized shares is necessary to allow the continued viability of the 1996 Plan.

TEXT OF THE PROPOSED AMENDMENT

    The proposed amendment would amend Section 2 of the 1996 Plan as follows:
"The phrase "1,100,000" is substituted for the phrase "550,000" where it appears in Section 2 of the 1996 Plan."

VOTE REQUIRED

    The affirmative vote of a majority of the outstanding shares of the Company's Common Stock present or represented and entitled to vote at the Meeting is required for approval of the amendment.

    THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR APPROVAL OF THE AMENDMENT TO THE COMPANY'S 1996 STOCK OPTION PLAN.

                                 PROPOSAL NO. 4
    RATIFICATION, PURSUANT TO NASDAQ RULE 4460(I), OF THE ISSUANCE OF SHARES
          OF COMMON STOCK PURSUANT TO THE CDI ASSET PURCHASE AGREEMENT

    On October 5, 1997, a wholly owned subsidiary of the Company acquired substantially all of the assets of KP One, Inc., a South Carolina corporation , formerly known as "Computer Dynamics, Inc." ("Old CDI"), and certain other related entities pursuant to the terms of an Asset Purchase Agreement (the "CDI Asset Purchase Agreement") with Kurt Priester, Priester Charitable Remainder Unitrust, Priester Foundation, CDI, Computer Dynamics Services, Inc., a South Carolina corporation, Computer Dynamics Mfg., Inc., a South Carolina corporation, Sue Priester d/b/a Lines Unlimited, a sole proprietorship, and the Company. Subject to certain adjustments, the consideration paid by the Company in connection with this acquisition consisted of a warrant to purchase 100,000 shares of Common Stock, 932,039 shares of Common Stock, approximately $12.5 million in cash and the contingent consideration described below.

    For five years after the closing of this acquisition, the Company is obligated to pay Old CDI an annual payment of up to $3.0 million for each year in which earnings of the acquired company during such year exceed 110% of the base earnings from the previous year (the "Earn Out"). The Company shall pay the maximum payment in each year if actual earnings during any such year exceed base earnings for such year by at least 125%. The CDI Asset Purchase Agreement provides that each such payment, if any, shall be made 50% in cash and 50% in shares of Common Stock of the Company; provided however, that because of restrictions on the Company's ability to issue shares of its Common Stock imposed by the Nasdaq National Market (as described below), the CDI Asset Purchase Agreement states that not more than

347,961 shares of Common Stock may be issued in connection with the payment of such consideration (which, when added to the 100,000 shares issuable under the Warrant and 932,039 shares issued under the CDI Asset Purchase Agreement, equal approximately 19.9% of the Company's issued and outstanding Common Stock as of the closing of such acquisition), and once such number of shares of Common Stock has been issued, all remaining payments shall be made in cash.

    In order to permit the Company to issue in excess of 347,961 shares of its Common Stock as part of the Earn Out, the CDI Asset Purchase Agreement provides that in connection with the Company's 1998 Annual Meeting, the Company will solicit a vote from its shareholders to permit an amendment to the CDI Asset Purchase Agreement to allow the Company to issue in excess of 347,961 shares of Common Stock in connection with the payment of the Earn Out. Until such time, if any, as this issuance is approved by the shareholders of the Company, the Company is not permitted to issue in excess of 347,961 shares of Common Stock in connection with the payment of the Earn Out.

NASDAQ RULE 4460

    Rule 4460 of the Nasdaq Rules, which is applicable to the Company because the Company's shares of Common Stock are presently included for quotation on the Nasdaq National Market, sets forth the corporate governance standards for such securities. Section (i) of Rule 4460 provides:

    "(1) Each NNM [Nasdaq National Market] issuer shall require shareholder approval of a plan or arrangement under subparagraph (A) below or, prior to the issuance of designated securities under subparagraph (B), (C) or
       (D) below:

       . . . (C) in connection with the acquisition of stock or assets of another company if:

       . . . (ii) where, due to the present or potential issuance of common stock, or securities convertible into or exercisable for common stock, other than a public offering for cash:

        a. the common stock has or will have upon issuance voting power equal to or in excess of 20% of the voting power outstanding before the issuance of stock or securities convertible into or exercisable for common stock; or

        b. the number of shares of common stock to be issued is or will be equal to or in excess of 20% of the number of shares or common stock outstanding before the issuance of the stock or securities."

SHAREHOLDER APPROVAL

    The Board of Directors, subject to shareholder approval, approved an amendment to the CDI Asset Purchase Agreement on May 8, 1998 in order to allow the Company, if necessary, to issue in excess of 347,961 shares of Common Stock in connection with the Earn Out without regard to the 20% limit of Nasdaq Rule 4460(i)(1)(C) (the "CDI Amendment").

    The Board of Directors believes it would be in the best interests of the Company to allow for the issuance of such additional shares of Common Stock rather than being required to make Earn Out payments in cash. The Board of Directors believes that the Company's cash balances and borrowing capacity will be better utilized for working capital purposes and other potential acquisitions than for use in satisfying the Earn Out. The actual number of shares of Common Stock to be issued pursuant to the Earn Out, if any, cannot be determined at this time.

    If Proposal No. 4 is approved, the CDI Asset Purchase Agreement will be amended to carry out the purposes of this Proposal No. 4. Approval of Proposal No. 4 by the shareholders will constitute their approval and adoption of such changes to the CDI Asset Purchase Agreement.

VOTE REQUIRED

    The affirmative vote of a majority of the outstanding shares of the Company's Common Stock present or represented and entitled to vote at the Meeting is required for approval of Proposal No. 4.

    THE BOARD RECOMMENDS A VOTE FOR THE APPROVAL, PURSUANT TO NASDAQ RULE 4460(I), OF THE AMENDMENT OF THE CDI ASSET PURCHASE AGREEMENT TO ALLOW THE POTENTIAL ISSUANCE OF IN EXCESS OF 347,961 SHARES OF COMMON STOCK IN CONNECTION WITH PAYMENT OF THE EARN OUT.

                                 PROPOSAL NO. 5
                     RATIFICATION OF SELECTION OF AUDITORS

    The Board of Directors has selected the firm of Arthur Andersen LLP, independent certified public accountants, to serve as auditors for the Company for the fiscal year ending March 31, 1999. Arthur Andersen LLP has acted as the Company's independent auditor since 1992. It is expected that a member of Arthur Andersen LLP will be present at the Meeting with the opportunity to make a statement if so desired and will be available to respond to appropriate questions.

    THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR RATIFICATION OF ITS SELECTION OF ARTHUR ANDERSEN LLP AS INDEPENDENT AUDITORS FOR THE FISCAL YEAR ENDING MARCH 31, 1999.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
  TAYLOR TRANSACTION

    In September 1996, the Company completed a series of transactions resulting in its holding 61.0% of the Class A Shares of Taylor. In the first step of this transaction, the Company acquired all of the voting stock of Taylor in exchange for aggregate consideration of $7.4 million, the right to receive contingent consideration as described below and 767,112 Taylor Exchangeable Shares. Of the $7.4 million, $2.2 million was in the form of a promissory note from Taylor to Neil R. Taylor, the former majority shareholder of Taylor, which was repaid in full with a portion of the proceeds of the Company's initial public offering, and the remainder was paid in cash at the closing. The 767,112 Taylor Exchangeable Shares are convertible into 767,112 shares of Common Stock of the Company at any time at the election of the holders of such shares.

    Mr. Taylor and the former shareholders of Taylor also hold certain registration rights with respect to their shares of Common Stock issuable upon conversion of their Taylor Exchangeable Shares.

    Under the Taylor Transaction, the former shareholders of Taylor are also entitled to receive certain contingent consideration pursuant to an earn-out formula. Under such formula, Taylor paid the former shareholders an aggregate amount of approximately $1.1 related to the year ended September 30, 1997. For the period between October 1, 1997 and September 30, 1998, if Net Revenues exceed $8.0 million, Taylor will pay to the former shareholders an aggregate amount equal to $1.0 million, and to the extent that Net Revenues during such period exceed $10.6 million, the Company will pay to the former shareholders an aggregate amount, not to exceed $3.0 million, equal to 50.0% of such excess. The Company has guaranteed the payment of all amounts of contingent consideration by Taylor to the former shareholders of Taylor.

    Digital Electronics originally loaned the Company an aggregate of $5.0 million in order to consummate the Taylor Transaction. Immediately thereafter, $4.0 million of the loan was converted into 3,900 Taylor Class A Shares, representing 39.0% of the aggregate amount of such shares. The remaining $1.0 million of indebtedness was repaid in full with a portion of the proceeds from the Company's initial public offering.

    Pursuant to an arrangement with Digital Electronics, the Company agreed that to the extent Taylor is required to make any payment of contingent consideration to the former shareholders of Taylor, the Company will transfer funds to Taylor in an amount equal to such contingent consideration. To the extent the Company funds a portion of a contingent payout, the Company is permitted to cause Taylor to issue additional Taylor Class A Shares to the Company in order to increase the Company's ownership interest in the outstanding Taylor Class Shares by the following percentage: 2.0% multiplied by a fraction, the numerator of which is the entire contingent consideration payable to the shareholders and the denominator of which is $4.0 million. If the entire amount of contingent consideration is paid to the former Taylor shareholders, Digital Electronics' ownership interest in Taylor will be decreased to 36.5% and the Company's interest will be increased to 63.5%.

    In connection with the payment of contingent consideration for the period ended September 30, 1997, the Company's ownership interest in Taylor increased from 61.0 to 61.5% and Digital Electronics ownership percentage decreased from 39.0% to 38.5%

TESS TRANSACTION

    On September 25, 1997, the Company's majority-owned subsidiary, Taylor Industrial Software, Inc. completed the sale of its TESS software product line operation (which had previously been classified as "asset held for sale") to an entity principally owned by Mr. Taylor.

    Mr. Taylor, the former principal shareholder of Taylor, is a member of the Company's board of directors. The sale price was approximately $4 million.

    In connection with this transaction, the Company loaned Mr. Taylor $2 million (U.S.) pursuant to a promissory note (the "Taylor Note") dated September 25, 1997. The Taylor Note bears interest at 8% per annum and is payable in five equal annual installments beginning on September 25, 1999 and ending on September 25, 2003. The Taylor Note is secured by 250,000 Taylor Exchangeable Shares currently held by Mr. Taylor

CDI TRANSACTION

    On October 5, 1997, the Company acquired substantially all of the assets of Computer Dynamics, Inc. ("CDI"), a South Carolina corporation, and certain other related entities pursuant to the terms of an Asset Purchase Agreement (the "Agreement") dated October 5, 1997 (the "CDI Transaction"). The consideration paid by the Company in connection with the Transaction, which was accounted for as a purchase, consisted of approximately $12.3 million in cash, 932,039 shares of common stock of the Company and a warrant (the "Warrant") to purchase 100,000 shares of common stock of the Company. The Warrant is immediately exercisable at a price of $12.875 per share and shall remain outstanding for a period of ten years.

    Additionally, subject to certain adjustments, for five years after the closing, the Company shall pay CDI an annual payment ranging from $0 to $3.0 million for each year in which the year over year earnings of the acquired company exceed 110% to 125% of the base earnings for each period (each and "Earn Out Period"). Each such payment shall be made 50% in cash and 50% in common stock of the Company; provided however, that not more than 347,961 shares may be issued in connection with the payment of such consideration, and once such number of shares have been issued, all remaining payments shall be made in cash. Each of the shares of Common Stock shall be valued based on their then fair market value at the end of each Earn Out Period.

    Furthermore, the Company entered into a Registration Rights Agreement with CDI and its former majority shareholder, Mr. Kurt Priester, pursuant to which the portion of the shares of common stock of the Company issued to Mr. Priester and CDI in connection with the Transaction or issued pursuant to the Warrant are subject to certain piggy-back registration rights.

    In addition, in connection with the consummation of the Transaction, the Company entered into an employment agreement with Kurt Priester whereby Mr. Priester serves as the President of a wholly-owned subsidiary of the Company.

SENSORPULSE TRANSACTION

    On December 31, 1997, a wholly-owned subsidiary of the Company acquired substantially all of the assets of SensorPulse Corp., a designer and developer of industrial signal conditioning products and networked input/output (I/O) devices located in South Easton, Massachusetts, a Massachusetts corporation ("SensorPulse"), pursuant to the terms of an Asset Purchase Agreement among SensorPulse, Kevin Roach, Charles Harlfinger, and the Company. Subject to certain adjustments, the consideration paid by the Company consisted of 41,667 shares of Common Stock, approximately $1.25 million in cash and a four year earn out based upon income growth in the business conducted by SensorPulse prior to the closing. Mr. Roach is employed as President of SensorPulse Corp., a wholly-owned subsidiary of the Company.

OTHER RELATED PARTY TRANSACTIONS

    The Company is party to a lease agreement, dated March 26, 1992, as amended in December, 1996, with J&N Partnership, an Illinois general partnership owned by Messrs. Sparacino and Gihl and Mr. Sparacino's sons and daughter (Mr. Gihl's spouse), pursuant to which the Company leases its principal 39,000 square foot office and manufacturing facility located in Melrose Park, Illinois. Annual rent under the lease is $144,000 plus property taxes, insurance and utilities, and the lease terminates in April 2002. The Company has also agreed pursuant to the terms of the lease agreement to pay all expenses relating to occupancy and maintenance of the leased premises.

    The Company is party to a lease agreement, dated October 5, 1997, with Pelham Capital LLC, a limited liability corporation controlled by Kurt Priester, an officer/shareholder of the Company, pursuant to which the Company leases a 97,000 square foot manufacturing facility for its industrial computer workstation products located in Greenville, South Carolina. Annual rent under the lease is approximately $400,000, plus property taxes, insurance and utilities, and the lease terminates in September 2002. The Company currently subleases 32,000 square feet of this facility to a third party for approximately $100,000 annually through February 28, 2001. The company has the right to request the sublessee to vacate the space upon 60 days notice.

    At March 31, 1998, Mr. Gihl, an executive officer and significant shareholder of the Company, was indebted to the Company in the amount of $203,327 pursuant to two promissory notes bearing interest at a rate per annum equal to 1.0% above the prime rate, maturing on December 16, 1998. Interest is being accrued quarterly under these notes, and all amounts outstanding under these notes are secured by a pledge of Mr. Gihl's shares of Common Stock.

    The Company purchases all of the flat panel display screens that are the principal hardware component incorporated in its graphics-based operator interfere product line from Digital Electronics, which owns 380,001 shares of Common Stock, representing 5.0% of the outstanding Common Stock, and owns 38.5% of the Taylor Class A Shares. Keizo Wada, the President and Chairman of Digital Electronics, owns 18,000 shares of the Common Stock of the Company. Hardware purchases by the Company from Digital Electronics totaled $8.8 million, $10.2 million and $14.6 million for fiscal 1996, 1997 and 1998, respectively. Mr. Gihl is a member of the Board of Directors of Digital Electronics since June of 1996. Digital Electronics is permitted to have a representative present at all regularly scheduled quarterly board meetings of the Company. Such representative does not vote, and receives $2,500 for each board meeting attended plus reimbursement for all out-of-pocket costs and expenses. The Company has nominated this representative of Digital Electronics for election to the Company's Board of Directors for fiscal 1999.

    In November 1996, Taylor entered into a two-year consulting agreement with Digital Electronics whereby Digital Electronics has agreed to provide certain product development and marketing consulting services to Taylor in exchange for compensation of $200,000 per year. This agreement terminates in October 1998.

    On September 12, 1997, the Company entered into an Original Equipment Manufacturer's Purchase Agreement (the "OEM Agreement"), dated as of April 1, 1997, with Digital Electronics, Moritani America, Inc. and Inde Electronics, Inc. The Agreement modifies the terms of the Original Equipment Manufacturer's Purchase Agreement among the same parties dated January 1, 1991. Pursuant to the OEM Agreement, Digital Electronics, the Company's principal hardware supplier, agreed to supply to the Company certain computer hardware products for market and sale on an exclusive basis in North and South America. The Agreement extends the arrangement between the Company and Digital Electronics until January 31, 2005. Effective April 1, 1997, the Company and Digital Electronics also entered into an agreement regarding the April 1, 1997, The Company and Digital Electronics also entered into an agreement regarding the operation and conduct of Taylor's business.

    In March 1997, the Company acquired 10,000 shares of the outstanding common stock of Digital Electronics (1,000 of which the transaction to acquire the shares closed on April 1, 1998), or 0.17% of the outstanding common stock. Mr. Gihl individually owns 10,000 shares of Digital Electronics' common stock, or 0.17% of the outstanding common shares. The Company has accounted for this investment using the cost method of accounting and included in the Company's consolidated balance sheet as of March 31, 1998 is an investment of Digital Stock of approximately $250,000.

    In November 1995, the Company purchased a 40% interest in ProFace, a joint venture among the Company, Digital Electronics and Moritani America, Inc. ("Moritani America"). Moritani America (which, together with its parent, Moritani & Co., owns an aggregate of 291,501 shares of the Company's Common Stock) acts as the import broker of Digital Electronics' products on behalf of the Company. ProFace, an industrial automation products distributor located in the Netherlands, distributes the Company's and Digital Electronics' products in Europe. This investment is accounted for by the Company under the equity method. ProFace did not have significant operations during fiscal 1996. For fiscal 1997 and 1998, respectively, the Company's share of net earnings of the joint venture was $79,425 and $97,489.

    Neil Taylor, a director of the Company, together with his wife, received a $2.2 million note (which was repaid with a portion of the proceeds of the initial public offering), $3.7 million in cash, 575,334 Taylor Exchangeable Shares and the right to receive certain contingent consideration in connection with the Taylor Transaction. Prior to the Taylor Transaction, Neil Taylor and his wife loaned Taylor an aggregate of $230,000. This loan was repaid in full during fiscal 1998.

    The Company's Board of Directors has adopted a policy that any future transactions between the Company and its officers, directors, affiliates or controlling shareholders will be on terms which are considered to be no less favorable to the Company than those obtainable in arm's length transactions with unaffiliated third parties and must be approved by a majority of the disinterested directors.

                             SHAREHOLDER PROPOSALS

    Proposals of shareholders intended for inclusion in the proxy statement to be mailed to all shareholders entitled to vote at the next annual meeting of shareholders of the Company must be received at the Company's principal executive offices not later than March 31, 1999. In order to curtail controversy as to the date on which a proposal was received by the Company, it is suggested that proponents submit their proposals by Certified Mail Return Receipt Requested.

                            STOCK PERFORMANCE GRAPH

    The following graph compares the cumulative total return of Total Control Products, Inc., the Nasdaq Stock Market (US Companies) and the NASDAQ Lab Apparatus & Analytic, Opt, Measuring & Controlling Instruments subgroup. This graph assumes $100 was invested in the stock or the Index on March 11, 1997.

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

                                NASDAQ         NASDAQ LAB APPARATUS &

                    Total             Stock  Analytic, Opt. Measuring &
                  Control            Market     Controlling Instruments
           Products, Inc.    (US Companies)              Subgroup Index
3/11/97          $100.000          $100.000                    $100.000
3/31/97           $95.455           $92.936                     $91.404
4/30/97           $93.939           $95.842                     $92.822
5/30/97           $90.909          $106.707                    $107.452
6/30/97          $100.000          $109.973                    $112.429
7/31/97          $112.121          $121.581                    $127.277
8/29/97          $118.182          $121.396                    $142.348
9/30/97          $167.424          $128.578                    $149.992
10/31/97         $153.030          $121.922                    $122.853
11/28/97         $145.455          $122.533                    $114.895
12/31/97         $148.485          $120.612                    $109.296
1/30/98          $112.121          $124.440                    $105.669
2/27/98          $148.485          $136.128                    $119.057
3/31/98          $127.273          $141.150                    $111.076

                         TRANSACTION OF OTHER BUSINESS

    The Board of Directors of the Company knows of no other matters which may be brought before the Meeting. If any other matters properly come before the Meeting, or any adjournment thereof, it is the intention of the persons named in the accompanying form of Proxy to vote the Proxy on such matters in accordance with their best judgment.

                                          By Order of the Board of Directors,

                                          [/S/ PETER A. NICHOLSON]

                                          Peter A. Nicholson
                                          SENIOR VICE PRESIDENT, CHIEF FINANCIAL
                                          OFFICER,
                                          TREASURER AND SECRETARY

                                   EXHIBIT A
                 PROPOSED AMENDMENT TO THE AMENDED AND RESTATED
                          ARTICLES OF INCORPORATION OF
                          TOTAL CONTROL PRODUCTS, INC.

    Assuming that the amendment providing that the number of directors of the Company shall not be less than three nor more than eleven directors is adopted, Article Fifth of the Company's Amended and Restated Articles of Incorporation will be amended to read as follows:

    "FIFTH.    The members of the governing board shall be called directors of the Corporation. The number of directors of the Corporation shall not be less than three nor more than eleven. The board of directors shall from time to time set the number of members to serve on the board of directors. The directors shall be divided into three (3) classes designated as Class I, Class II and Class III, respectively. Each class shall consist, as nearly as may be possible, of one-third of the total number of directors constituting the entire board of directors. Effective upon the closing of an initial public offering of the Corporation under the Securities Act of 1933, as amended, the Corporation shall designate the slate of directors to be elected by the shareholders as Class I, Class II and Class III directors. The initial term of office of the Class I directors shall expire at the annual meeting of the shareholders held in the year 1998. The initial term of office of the Class II directors shall expire at the annual meeting of shareholders held in the year 1999. The initial term of office of the Class III directors shall expire at the annual meeting of shareholders held in the year 2000. At each annual meeting of the shareholders after the annual meeting held in the year 1997, successors to the class of directors whose term expires at the annual meeting shall be elected for a three (3) year term. If the number of directors is changed, any increase or decrease shall be apportioned among the classes so as to maintain the number of directors in each class as nearly as possible, but in no case shall a decrease in the number of directors shorten the term of any incumbent director. A director shall hold office until the annual meeting for the year in which his term expires and until his successor shall be elected and qualified, subject, however, to prior death, resignation, retirement, disqualification or removal from office. The annual meeting of shareholders shall be held each year on a date and at a time design-ated by the Board of Directors of the Corporation.

    Subject to the rights, if any, of holders of any series of Preferred Shares then outstanding, any vacancy on the Board of Directors that results from an increase in the number of directors or by reason of the vacancy following the annual meeting of the shareholders held in the year 1997 may be filled by a majority of the Board of Directors then in office, provided that a quorum is present, and any other vacancy occurring in the Board of Directors may be filled by a majority of the directors then in office, even if less than a quorum. Any directors elected to fill a vacancy resulting from an increase in such class shall hold office for a term that shall coincide with the remaining term of that class. Any director elected to fill a vacancy not resulting from an increase in the number of directors shall have the same remaining term as that of his predecessor."

                          TOTAL CONTROL PRODUCTS, INC.
                            2001 NORTH JANICE AVENUE
                          MELROSE PARK, ILLINOIS 60160

              PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Nicholas T. Gihl and Peter A. Nicholson, and each of them, with full power of substitution, as attorneys and proxies to represent the undersigned at the 1998 Annual Meeting of Shareholders of Total Control Products, Inc. (the "Company") to be held at the Marriott-O'Hare, 8535 West Higgins Rd., Chicago, Illinois 60631, at 10:00 a.m. local time, on Thursday, August 27, 1998, or at any adjournment thereof, with all power which the undersigned would possess if personally present, and to vote all shares of stock of the Company which the undersigned may be entitled to vote at said Meeting as follows:

1.         AMENDMENT OF AMENDED AND RESTATED ARTICLES OF INCORPORATION
           Approval of the amendment to Article Fifth of the Company's Amended and Restated Articles of Incorporation to provide the number of directors of the Company shall not be less than three nor more than eleven directors.
           / /  FOR                         / /  AGAINST                         / /  ABSTAIN
2.         ELECTION OF DIRECTORS
           FOR all nominees listed below (unless the name of                     WITHHOLD AUTHORITY                        / /
           a nominee is crossed out) / /
           A.B. Siemer                           Neil R. Taylor                           Tadashi Shimizu (effective only if
           Proposal 1 is approved)
3.         AMENDMENT TO 1996 STOCK OPTION PLAN
           Approval of the amendment to the Company's 1996 Stock Option Plan to increase the number of reserved shares of Common
           Stock from 550,000 shares to 1,100,000 shares.
           / /  FOR                         / /  AGAINST                         / /  ABSTAIN
4.         AMENDMENT OF CDI ASSET PURCHASE AGREEMENT
           Approval of an amendment to the CDI Asset Purchase Agreement to allow the Company to issue in excess of 347,961 shares of
           Common Stock as contingent consideration thereunder.
           / /  FOR                         / /  AGAINST                         / /  ABSTAIN

                  (continued and to be signed on reverse side)

5.         RATIFICATION OF APPOINTMENT OF ARTHUR ANDERSEN LLP AS THE COMPANY'S AUDITORS FOR FISCAL 1999
                                    / /  FOR                         / /  AGAINST                         / /  ABSTAIN
6.         IN THEIR DISCRETION, ON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING
           (which the Board of Directors does not know of prior to July 13, 1998)

    THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF ALL NOMINEES FOR DIRECTOR AND FOR THE AMENDMENT TO THE RESTATED CERTIFICATE OF INCORPORATION, AND WILL CONFER THE AUTHORITY SET FORTH IN PARAGRAPH 3.

    Receipt is hereby acknowledged of the Notice of the Meeting and Proxy Statement dated July 13, 1998, as well as a copy of the Company's Annual Report for the fiscal year ended March 31, 1998.

Dated:             , 1998.
                                               _________________________________
                                               _________________________________
                                                  (Signature of shareholder)

                                               WHEN SIGNING AS ATTORNEY,
                                               EXECUTOR, ADMINISTRATOR, TRUSTEE
                                               OR GUARDIAN, PLEASE GIVE TITLE.
                                               EACH JOINT OWNER IS REQUESTED TO
                                               SIGN. IF A CORPORATION OR
                                               PARTNERSHIP, PLEASE SIGN BY AN
                                               AUTHORIZED OFFICER OR PARTNER.
                                               PLEASE SIGN IN THE SAME MANNER AS
                                               YOUR CERTIFICATE(S) IS (ARE)
                                               REGISTERED.

  PLEASE COMPLETE, DATE, SIGN AND RETURN this proxy in the envelope provided.